Exhibit 10.74
REDEMPTION AGREEMENT
     THIS REDEMPTION AGREEMENT (“Agreement”) is made and entered into this 19th day of February, 2008, by and between QUESTCOR PHARMACEUTICALS, INC., a California corporation (“Company”) and SHIRE PHARMACEUTICALS, INC., a Delaware corporation (“Shareholder”).
RECITALS
     A. Shareholder holds of record 2,155,715 shares of the Series A Preferred Stock, no par value, of the Company (the “Shares”), by way of corporate merger with Roberts Pharmaceuticals Corporation, previous holder of the Shares.
     B. The Company desires to repurchase the Shares from Shareholder and Shareholder desires to sell the Shares to the Company, for an aggregate repurchase consideration equal to U.S. $10,347,432 (the “Repurchase Price”) representing a per share price of U.S. $4.80, all on the terms set forth in this Agreement.
     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
     1. Repurchase. Shareholder agrees to and does hereby sell, transfer and convey to the Company the Shares, free and clear of all liens, claims and encumbrances, and the Company agrees to and does hereby purchase the Shares. In consideration of the sale and transfer of the Shares, and the waiver and termination of all rights, interests and obligations relating to or arising from Shareholder’s ownership of the Shares, including any rights, interests and obligations under the Company’s Articles of Incorporation, and any and all other agreements providing shareholder or investor rights to which Shareholder is or may be deemed to be a party, and in full payment therefor, the Company shall pay to Shareholder the Repurchase Price, all on the terms set forth in this Agreement.
     2. Deliveries. Concurrently with the purchase and sale contemplated by Section 1, Shareholder shall deliver a duly executed stock power in the form of Exhibit A attached hereto transferring the Shares to the Company, together with stock certificate A-2 representing the Shares registered in the name of Shareholder for cancellation and return to the Company’s stock record book. Against delivery by Shareholder of the executed stock power and the stock certificate representing the Shares, the Company shall pay the Repurchase Price to Shareholder by wire transfer in immediately available funds. Shareholder has provided the correct wire transfer instructions to effect the wire transfer to the Company.
     3. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to the Company as follows:

          (a) Legal Power. Shareholder has the requisite legal power and authority to enter into this Agreement, to deliver the Shares and to carry out and perform its obligations under the terms of this Agreement, without obtaining the approval or consent of any other party or authority.
          (b) Title to Shares. Shareholder owns the Shares free and clear of all liens, charges, claims, encumbrances, security interests, equities, restrictions on transfer or other defects in title of any kind or description and, upon delivery of the Shares and receipt of the Repurchase Price therefor, Shareholder will convey to the Company valid and marketable title to the Shares, free and clear of all liens, charges, claims, encumbrances, security interests, equities, restrictions on transfer or other defects in title or description.
          (c) Investment Representations.
               (i) Shareholder is a company in the pharmaceutical industry. Due to Shareholder’s pharmaceutical experience, including its experience in maintaining and divesting equity positions in other pharmaceutical companies, Shareholder possesses the expertise to be able to fend for itself in the transaction contemplated by this Agreement, and is capable of evaluating and bearing the risks and merits of selling the Shares for the Repurchase Price and pursuant to the terms of this Agreement.
               (ii) Shareholder has had, during the course of this transaction and prior hereto, the opportunity to ask questions of, and receive answers from, the Company and its management concerning the Company, its operations and prospects, and the terms and conditions of this Agreement.
               (iii) Shareholder believes that it has received all such information as it considers necessary for evaluating the risks and merits of selling the Shares for the Repurchase Price and pursuant to the terms of this Agreement and for verifying the accuracy of any information furnished to it or to which it had access.
               (iv) Neither the Company, nor any affiliate of the Company, has made any representations or warranty, express or implied, regarding any aspect of the transaction except as set forth herein this Agreement, and Shareholder is not relying on any such representation or warranty not contained in this Agreement.
               (v) Shareholder acknowledges that this Agreement is being entered into during a regularly scheduled trading black-out under the Company’s Insider Trading Compliance Program and that the Company may possess or have access to material non-public information which has not been communicated to Shareholder.
          (d) Acceptance of Risk. Shareholder is entering into this Agreement freely and understands and expressly accepts and assumes the economic and market risk associated with selling the Shares for the Repurchase Price and agrees that this Agreement shall be in all respects effective and not subject to termination or rescission under any circumstances.
          (e) Tax Consequences. Shareholder acknowledges that the Company is making no representation or warranty as to the tax consequences for Shareholder in selling the Shares for the Repurchase Price pursuant to this Agreement. Shareholder further acknowledges that it has had an opportunity to seek independent counsel and advisors with respect to tax and other matters relating to this Agreement, and Shareholder acknowledges and agrees that it shall bear the full tax consequences, if any, of selling the Shares for the Repurchase Price and pursuant to the terms of this Agreement in all circumstances.
          (f) US Person. Shareholder is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986 as amended.
          (g) Indemnification Covenant. Shareholder is aware that the Company is relying upon the truth of the foregoing representations in this Section 3 in connection with the transaction. Shareholder shall indemnify, protect, defend and hold free and harmless the Company from and against all losses resulting from the defense, settlement or compromise of a claim or demand or assessment incurred by the Company as a result of any breach by Shareholder of any of its representations, warranties or covenants contained in this Agreement.
     4. Company Representations. Company represents and warrants to Shareholder that this Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
     5. Mutual Release.
     (a) Except for the duties, obligations and representations set forth in this Agreement, the parties hereto hereby release, discharge and acquit each other, as well as, to the extent applicable, their respective officers, directors, shareholders, partners, employees, agents, successors and assigns, and any parent, subsidiary or affiliated entity, past, present, or future, from any and all claims, demands, costs, contracts, liabilities, objections, actions and causes of action of every nature, whether in law or in equity, known or unknown, suspected or unsuspected, which the parties ever had or now have or may claim to have against each other of any type, nature or description prior to the execution and delivery hereof with respect to or arising from the purchase or ownership of the Shares by Shareholder. In addition, Shareholder waives any and all claims it may have or may hereafter acquire against the Company, relating to any failure to disclose non-public information in connection with the transaction.
     (b) Waiver of §1542 – Each of the parties acknowledges that each is aware that they may hereafter discover facts different from or in addition to what such party knows or believes to be true with respect to the matters released in this Agreement. Each of the parties agrees and acknowledges that the releases granted herein are general releases as to all matters released in this Agreement. Each of the parties acknowledges that such party has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which such Party has or may have under that Section, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor..”
          6. Miscellaneous.
          (a) Entire Agreement. This Agreement represents and contains the full, final and complete agreement and understanding between the parties hereto relating to or connected with the subject matter hereof. Notwithstanding the foregoing, each party agrees that, at any time and from time to time after the date hereof, it will take any and all actions and execute and deliver to any other party such further instruments or documents as may reasonably be required to give effect to the intentions of the parties as contemplated under this Agreement. This Agreement shall not be amended except in a writing signed by the parties hereto.
          (b) Governing Law and Venue. This Agreement was entered into in the State of California, and its validity, construction, interpretation and legal effect shall be governed by the laws and judicial decisions of the State of California applicable to contracts entered into and performed entirely within the State of California and by applicable federal law, and the choice-of-law provisions of California law shall not be applied to substitute the law of any other State or nation. The parties expressly agree that any action arising out of or relating to this Agreement shall be filed and maintained only in the courts of the State of California for the County of Alameda, or the United States District Court for the Northern District of California. The parties hereby consent and submit to the personal jurisdiction of such courts for the purposes of litigating any such action, and that each such court is a proper venue for litigating any such action. Notwithstanding the foregoing, each party agrees that in the event that a party hereto (the “Involved Party”) becomes involved in any legal action with a third party, and either: (i) the other party hereto (the “Non-involved Party”) is a necessary party to the resolution of such legal action, or (ii) the particular legal action gives rise to legal claims between the parties hereto arising out of or relating to this Agreement, then the Non-involved Party will submit to the personal jurisdiction of the court in which such action is maintained, and action to resolve such legal claims between the parties may be brought or maintained in the same court in which the legal action involving the third party is maintained.
          (g) Severability. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, the remaining portions of this Agreement shall remain in full force and effect.
          (h) Attorneys’ Fees. In the event that either party to this Agreement shall commence any action to interpret or enforce this Agreement or any action to enforce or appeal any decision or judgment rendered in connection therewith, the party in any such action or actions shall recover such party’s reasonable costs and expenses incurred in connection therewith, including reasonably attorneys’ fees.
          (i) Specific Performance. Shareholder acknowledges that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable harm would result if this Agreement were not specifically enforced. Therefore, the rights of the Company and the obligations of Shareholder under this Agreement shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. The Company’s right to specific performance shall be in addition to all other legal or equitable remedies available to the Company.
          (j) Headings. The headings of the Sections and subsections contained in this Agreement are for reference purposes only, and shall not affect the meaning or interpretation of this Agreement.
          (k) Counterparts. This Agreement may be executed in two or more counterparts, which shall together constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

“COMPANY”	“SHAREHOLDER”

QUESTCOR PHARMACEUTICALS, INC. a California corporation	SHIRE PHARMACEUTICALS, INC. a Delaware corporation

/s/ George M. Stuart	/s/ Scott Applebaum

George M. Stuart	BY:	Scott Applebaum
Senior Vice President, Finance	ITS:	Secretary
and Chief Financial Officer

EXHIBIT A
STOCK ASSIGNMENT SEPARATE FROM CERTIFICATE
     FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto QUESTCOR PHARMACEUTICALS, INC., a California corporation (the “Company”), 2,155,715 shares of the Series A Preferred Stock, no par value, of the Company, standing in the undersigned’s name on the books of the Company, represented by Certificate No. A-2 herewith, and does hereby irrevocably constitute and appoint George M. Stuart, as attorney-in-fact, to transfer said stock on the books of the Company with full power of substitution in the premises.

Dated: 19 February, 2008	/s/ Scott Applebaum

SHIRE PHARMACEUTICALS, INC.

	BY:	Scott Applebaum

	ITS:	Secretary